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Weyerhaeuser issues statement regarding TJI® Joists with Flak Jacket® Protection

SEATTLE, July 18, 2017 - Weyerhaeuser Company (NYSE: WY) today announced it is implementing a solution to address concerns regarding its TJI® Joists with Flak Jacket® Protection product.
The company has determined that recent customer feedback regarding an odor in certain newly constructed homes is related to a recent formula change to the Flak Jacket coating that included formaldehyde-based resin. This issue is isolated to Flak Jacket product manufactured after Dec. 1, 2016, and does not affect any of the company’s other products.
Flak Jacket Protection is a coating applied to I-joists to enhance fire resistance, and it is not widely in use. The product is present in the basements of approximately 2,200 houses in various stages of construction in limited markets. Most of the houses are not yet occupied.
Weyerhaeuser is working proactively with its customers to address this situation and will cover the cost to either remediate or replace affected joists. The company has halted all production, sales and shipments of the product, and is collecting unused product from customers.
“We deeply regret the disruption and inconvenience this situation has caused,” said Doyle R. Simons, president and CEO. “Our top priority is to take care of our customers and their customers. We are absolutely committed to doing the right thing and resolving this situation as quickly as possible.”
The company expects the before-tax costs associated with resolving this issue to be approximately $50-60 million and a reserve will be recorded in the second quarter of 2017.
Weyerhaeuser notes that the company has sold a total of approximately $9.0 million of the Flak Jacket product since December 2016, representing less than one half of one percent of the company’s total Wood Products sales. For the full year 2016, Weyerhaeuser reported net sales of $6.4 billion.
About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD LOOKING STATEMENTS
This news release contains statements relating to one of the company’s manufactured wood products that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the company’s estimates of remediation costs and related charge against earnings the company expects to record for the second quarter 2017 and the scope of the products distribution and use in homes. These statements generally are identified by words such as “expects,” “approximately,” and “will,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future results or developments. The accuracy of our expectations and assumptions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include without limitation the extent and scope of use and distribution of the affected wood product, and the actual costs of remediation. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.